Exhibit 99.1

AXIM BIOTECH CLINICAL STUDY TO DEVELOP BIOEQUIVALENT PRODUCT TO MARINOL LISTED ON CLINICALTRIALS.GOV

NEW YORK – May XX, 2017 – AXIM® Biotechnologies, Inc. (AXIM® Biotech) (OTC: AXIM), a world leader in cannabinoid research and development, today announced that information on the company’s Bioavailability Study on Dronabinol in a controlled-release, functional chewing gum form is now available on National Institutes of Health website https://clinicaltrials.gov/ct2/show/NCT03098940?term=axim&rank=1 Officially titled “A Two Part, Open Label, Randomized, Four Period Cross-over Study to Compare the Bioavailability of Two Different Dronabinol Formulations in Healthy Male and Female Volunteers”, this clinical study will pave the scientific foundation for AXIM and its controlled-substance API partner to co-develop a dronabinol-based functional, controlled-release chewing gum product. The new dronabinol chewing gum product will be bioequivalent to Marinol®, and will be used to help treat patients with chemotherapy induced nausea and vomiting and AIDS patients experiencing appetite and weight loss.

The clinical study is currently in preparation phase and is estimated to enroll 50 healthy, non-smoking male and female, aged between 18 and 55 year of age.

Further information on clinical study NCT03098940 can be found on the clinicaltrials.gov website (here).

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About AXIM®

AXIM® Biotechnologies, Inc. (OTC: AXIM) focuses on the research, development and production of cannabis-based pharmaceutical, nutraceutical and cosmetic products. Our flagship products include CanChew®, a CBD-based controlled release chewing gum, CanChew+ containing 50 mg of CBD undergoing clinical trials in patients with IBS and MedChew Rx, a combination CBD/THC gum that is undergoing clinical trials for the treatment of pain and spasticity associated with multiple sclerosis. We prioritize the well-being of our customers while embracing a solid fiscal strategy. For more information, please visit www.AXIMBiotech.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Axim Biotechnologies, Inc. to be materially different from the statements made herein.

LEGAL DISCLOSURE

AXIM® Biotechnologies does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA).

Public Relations Contact:

Andrew Hard

Chief Executive Officer

CMW Media

P. 888-829-0070

andrew.hard@cmwmedia.com

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Shiwei Yin, Grayling

Shiwei.Yin@grayling.com

P. +1646 284-9474

Lucia Domville, Grayling

lucia.domville@grayling.com

P. +1646 284-9416

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